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                                                                  EXHIBIT 10.41


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT ("Agreement"), made and entered into as of the 1st day of January, 1994, by and between SCOTT M. SASSA, an individual resident of the State of Georgia (hereinafter referred to as "Employee"), and TURNER BROADCASTING SYSTEM, INC., a corporation organized under the laws of the State of Georgia (hereinafter referred to as the "Company");


                              W I T N E S S E T H:


         WHEREAS, Employee is presently employed by the Company;

         WHEREAS, the Board of Directors of the Company (the "Board of Directors") recognizes that Employee's contribution to the growth and success of the Company has been substantial and desires to provide for the continued employment of Employee and to make certain changes in Employee's employment arrangements with the Company that the Board of Directors has determined will reinforce and encourage Employee's continued attention and dedication to the affairs of the Company;

         WHEREAS, Employee is willing to commit himself to continue to serve the Company on the terms and conditions herein provided; and

         WHEREAS, in order to effect the foregoing, the Company and Employee wish to enter into an employment agreement on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         Section 1.       Scope of Employment.

         1.1 Employment. Subject to terms hereof, the Company hereby agrees to the continued employment of Employee, and Employee hereby accepts such continued employment. Employee shall hold the office(s) set forth on Schedule 1.1(a) hereto and, as such, shall perform the executive-level services (collectively, "Services") described on Schedule 1.1(b) hereto. Employee shall report directly to the Chief Executive Officer of the Company, currently Mr. R.E. Turner. Employee shall devote substantially all of Employee's productive business time, energy and skill (except on vacation days and holidays) to performing his obligations hereunder and shall perform his obligations hereunder diligently, faithfully and to the best of Employee's abilities. Notwithstanding the foregoing provisions, Employee shall be entitled to serve on the board of directors of any civic,
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charitable or professional organization, provided that such service does not materially interfere or conflict with Employee's provision of the Services or his fulfillment of any of his other obligations under this Agreement.

         1.2 Place of Performance. During the term of his continued employment hereunder (the "Term"), Employee shall be based in Atlanta, Georgia at the principal executive offices of the Company, except for reasonably required travel on business.

         1.3 Compliance with Policies. Subject to the terms of this Agreement, during the Term, Employee shall comply in all material respects with all policies and procedures applicable to senior executives of the Company generally and to Employee specifically, including, without limitation, the Company's Code of Ethics and Business Conduct.

         Section 2. Term. The Term shall commence on the date of this Agreement and continue until the earlier to occur of the following: (a) the date that is four (4) years after the date of this Agreement; or (b) in the event Employee's employment is terminated pursuant to Section 6 with an effective date that is prior to the date set forth in (a), then the effective date of such termination. References in this Agreement to the "Four-Year Term" shall refer to the period of time from the date of this Agreement to the date that is four (4) years after the date of this Agreement.

         Section 3.       Cash Compensation; Expenses.

         3.1 Base Salary. Employee shall be paid a base salary (the "Base Salary") during the Term as described on Schedule 3.2 hereof. The Base Salary (and all other payments to be made to Employee pursuant to this Section 3) shall be (a) payable on the schedule that the Company may implement from time to time for such payments, and (b) subject to any withholdings and deductions required by applicable law.

         3.2 Bonus. During the Term, Employee shall be paid an annual bonus (the "Annual Bonus"), if earned, as set forth on Schedule 3.2 hereof. The Annual Bonus shall be earned, paid, administered and governed by the terms and conditions of the Turner Incentive Plan (the "TIP") and any plan that is a successor thereto, provided, however, that the bonus amounts set forth on
Schedule 3.2 are the maximum annual bonus amounts for Employee notwithstanding the terms and conditions of the TIP. Notwithstanding the foregoing, if the TIP is terminated by the Company, Employee will continue to remain eligible to receive the Annual Bonus on terms and conditions substantially similar to those of the TIP during the last year that Employee's Annual Bonus was administered and governed by the TIP.





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         3.3     Long-Term Incentive Plan. During the Term, Employee shall be entitled to participate in the Long-Term Incentive Plan (together with any, successor plan, "LTIP"). All awards under the LTIP shall be made in accordance with and subject to the terms of all relevant LTIP documentation and shall be based upon the LTIP cycle in effect at the time of the award. The LTIP shall continue in effect during the Term.

         3.4 Expense Reimbursement. The Company shall pay or reimburse Employee for all reasonable business expenses incurred or paid by Employee in the course of performing his duties hereunder (it being agreed by the parties hereto that business expenses incurred by Employee shall be deemed to be reasonable if such expenses would have been reimbursed under current practices or the expense reimbursement policy of the Company that is applicable to Employee on the date hereof). As a condition to such payment or reimbursement, however, Employee shall maintain and provide to the Company, upon the Company's request, reasonable documentation and receipts for such expenses.

         Section 4.       Stock-Based Compensation; Special Bonus.

         4.1 Stock Option Plan. During the Term, Employee shall be entitled to participate in the Turner Broadcasting System, Inc. 1988 Stock Option Plan and any successor stock-based employee incentive plans (collectively, the "Stock Option Plan"). Contemporaneously with the execution of this Agreement (or as soon thereafter as reasonably practicable), Employee will be granted the shares of the Company's Class B Common Stock (the "Grant Shares") and the options to purchase shares of the Company's Class B Common Stock (the "Option Shares") under the Stock Option Plan in the number of shares described on
Schedule 3.2 hereof. Contemporaneously with the execution of this Agreement, the Company and the Employee shall enter into a Stock Option Agreement in the form of Exhibit A hereto with respect to the Option Shares (the "Option Agreement"). For purposes of Employee's future participation for possible additional grants of stock options or grants under the Stock Option Plan, he will be reviewed and considered for a grant at the same time as, and on a basis and subject to terms that are consistent with, the basis and terms that govern grants to other senior executive officers of the Company, taking into account Employee's position and responsibilities.

         4.2 Special Bonus. In addition to any payments made by the Company to Employee hereunder or otherwise, contemporaneously with the transfer of the Grant Shares to Employee pursuant to Section 4.1, the Company shall pay to Employee the Special Bonus described on Schedule 3.2, less any withholding and deductions required under applicable law.





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         Section 5.       Additional Employee Benefits.

         5.1 Benefit Plans. During the Term, Employee shall be entitled to participate in all other employee benefit plans and executive compensation arrangements listed on Schedule 5.1, together with any additional plans or arrangements available to employees generally or to executives or senior executives of the Company as a group, subject in each case to terms and conditions set forth in the plan or program documentation (collectively, the "Benefit Plans"). During the Term, the Company agrees not to modify or amend any material terms of the Benefit Plans or LTIP in any respect that would cause the benefit that Employee would otherwise receive thereunder to be materially reduced unless the Company makes up for such reduction by providing Employee with supplemental benefits (or, in the Company's discretion, cash) with a value that is substantially equivalent to the reduction.

         5.2 Vacation. Employee shall be entitled to at least four (4) paid weeks of vacation per year during the Term, to be accrued and taken in accordance with a policy that is no less favorable for Employee than the Company's normal vacation policy applicable to senior executive employees.

         5.3 Automobile Allowance; Travel Benefits. The Company shall pay Employee no less than Eight Hundred Fifty Dollars ($850.00) per month during the Term as an automobile allowance. To the extent such benefits are normally extended to other executive officers of the Company, during the Term, Employee shall be entitled to first class air travel for all employment-related air travel, subject to availability of first class seating on a particular flight.

         5.4 Memberships. During the Term, the Company shall continue to reimburse Employee for all costs and expenses associated with the maintenance of Employee's current memberships in those business and social clubs and associations for which he is as of the date of this Agreement being reimbursed by the Company. In addition, the Company shall reimburse Employee for all costs and expenses associated with Employee's obtaining and maintaining membership in one additional club or association.

         5.5 Financial Counseling. During the Term, the Company shall reimburse Employee for up to $5,000 per year for costs and expenses incurred by Employee in connection with financial and tax counseling and tax return preparation.

         5.6 Company-Paid Life Insurance. In combination with life insurance currently provided at the Company's expense, during the Term, Employee shall be provided with life insurance coverage equal to 2.5 times his then current Base Salary.





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         5.7     Long-Term Disability Salary Replacement. During the Term,
regardless of the limitations on the maximum salary level covered in the current Long-Term Disability Plan or any future plan (collectively, the "Disability Plan"), Employee shall, subject to the other provisions of the Disability Plan, be entitled to purchase insurance under the Disability Plan providing disability-compensation of up to two-thirds of his then current Base Salary for no more than the maximum annual cost (adjusted on a pro rata basis to reflect the percentage increase in coverage over the standard coverage) as currently in effect under the Disability Plan. In the event that the Disability Plan does not permit the purchase of coverage of up to two-thirds of Employee's then current Base Salary or coverage is otherwise not reasonably available, the Company shall purchase or otherwise provide Employee with supplemental coverage to the extent of any shortfall (up to a maximum additional coverage to be provided by the Company of $200,000) in such coverage that may be purchased by Employee under the Disability Plan. Disability payments will commence three (3) months after Employee becomes disabled and shall continue until Employee reaches 65 years of age (whether or not Employee has retired previously) in accordance with the terms of the current Disability Plan. The disability triggering Employee's rights under this Section 5.7 must occur prior to the date of any Notice of Termination hereunder. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to deduct without duplication from the aggregate of compensation related or similar payments otherwise payable to Employee pursuant to this Agreement an amount equal to all disability payments received by Employee pursuant to any disability insurance, and worker's compensation and social security policies maintained by the Company.

         5.8 Post Retirement Medical Benefits. Each year commencing on the date (the "Retirement Date") after (a) Employee becomes 65 years of age or (b) Employee retires from the Company by giving notice to the Company that the Employee intends to retire and does not intend to seek other full-time employment, whichever occurs first, the Company shall reimburse Employee an amount (the "Annual Premium Amount") of up to an aggregate of Three Thousand Dollars ($3,000.00) (an amount which shall be increased each year in the manner as set forth below) for insurance premiums with respect to medical insurance covering Employee, his spouse and dependents, if any. Immediately prior to the Retirement Date, the Annual Premium Amount shall be adjusted by multiplying the Annual Premium Amount by a fraction (expressed a percentage), the numerator of which is the most recently published "CPI" (as hereinafter defined) as of the Retirement Date and the denominator of which shall be the most recently published CPI as of the date of this Agreement. In addition, at the beginning of each calendar year thereafter, the Annual Premium Amount shall be adjusted by multiplying the then current Annual Premium Amount by a fraction (expressed as a percentage), the numerator of which shall be the most recently published CPI as of the end of the immediately preceding year and the denominator of





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which shall be the numerator used in the calculation relating to the previous calendar year. For the purposes of this Agreement, "CPI" shall mean the Consumer Price Index for All Urban Consumers, U.S. City Average, Medical Care Index (1982-84 = 100) (unadjusted) published by the Bureau of labor Statistics, United States Department of Labor. Notwithstanding anything to the contrary in this Agreement, the benefits covered by this Section 5.8 shall not be available to Employee if Employee is terminated by the Company for "Good Cause."

         5.9 Indemnification. The Company shall indemnify and hold harmless Employee if Employee is made a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, whether formal or informal, including any action or suit by or in the right of the Company (for purposes of this Section 5.9, collectively, a "Proceeding") because he is or was an officer, employee, or agent of the Company, against any judgment, settlement, penalty, fine, or reasonable expenses (including, but not limited to, attorneys' fees and disbursements, court costs, and expert witness fees) incurred with respect to the Proceeding (for purposes of this Section 5.9, a "Liability"), if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Company, and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Company shall indemnify Employee to the maximum extent permitted by Georgia law.

         Section 6.       Termination.

         6.1 Termination by the Company. Employee's employment hereunder may be terminated by the Company under the circumstances set forth in (a), (b) and (c) below.

                 (a) Death or Total Disability. The Company may terminate Employee's employment hereunder upon the death of Employee or Employee's total disability (total disability meaning the inability of Employee to perform substantially all of his current duties as required hereunder for a continuous period of 183 days because of a mental or physical condition, illness or injury).

                 (b) Good Cause. The Company may terminate Employee's employment hereunder for "Good Cause." For the purposes of this Agreement, the Company shall have "Good Cause" for termination of Employee's employment only
(i) if Employee is convicted of or pleads guilty to any felony (except if committed upon advice from counsel to the Company), or (ii) if Employee has engaged in conduct or activities involving moral turpitude materially damaging to the business or reputation of the Company or any Affiliate of the Company, or (iii) if Employee habitually engages in the immoderate use of alcoholic beverages or engages in the illegal use of a controlled substance; or (iv) if Employee





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violates any law, rule, regulation or order of any governmental authority, thereby exposing the Company or any Affiliate of the Company (as defined in Section 9.1(a)) to potential material civil or criminal penalties unless the Employee has done so upon advice from counsel to the Company; or (v) in the event of Employee's default, gross misfeasance, fraud, embezzlement in the performance of his obligations hereunder or if Employee breaches or fails to observe the terms of this Agreement in any material respect and fails to cure such breach or failure within ten (10) days after notice thereof from the Company or if any representation or warranty of Employee in this Agreement shall be incorrect in any material respect, or (vi) if Employee persistently and willfully fails or refuses to obey any proper written direction of the Board of Directors or Chief Executive Officer of the Company, or (vii) if Employee knowingly, and with intent, misappropriates for his own purpose and benefit, any property of the Company or any Affiliate of the Company or unlawfully appropriates any corporate opportunity of the Company or any Affiliate of the Company.

                 (c) Discretionary Termination. The Company shall have the right at any point during the Term to terminate the employment of Employee hereunder for any reason or for no reason; provided, however, that the Company's termination of Employee pursuant to Section 6.1(a) or 6.1(b) shall not, for any purpose, also be construed as a termination pursuant to this
Section 6.1(c). If the Company commits a breach of any of its material obligations under this Agreement and fails to cure the breach within ten (10) days of being provided written notice of the breach by Employee, then if Employee so chooses (and indicates such choice in such ten-day written notice), the Company shall be deemed to have exercised its right to terminate Employee's employment pursuant to this Section 6.1(c).

         6.2 Change in Control Termination by Employee. Employee may terminate his employment for any reason within ninety (90) days after the occurrence of a "Change of Control" of the Company. For all purposes under this Agreement, a "Change of Control" of the Company shall be deemed to have occurred if any of the following events have occurred (a) both of the following events have occurred: (i) R.E. Turner is no longer the Chief Executive Officer of the Company and its consolidated operations; and (ii) "Continuing Common Stock Directors" (as defined below) no longer constitute (except by reason of a temporary vacancy lasting no longer than six months among the Common Stock Directors) a majority of the Company's Board of Directors; or (b) the Company shall sell, transfer or otherwise dispose of all or substantially all of the assets of the Company or the assets, if any, identified on Schedule 6.2 hereof; or (c) the shareholders and the Board of Directors shall have approved any plan or proposal for liquidation or dissolution of the Company; or (d) R.E. Turner dies. For purposes of this Section 6.2, "Continuing Common Stock Directors" shall include only (i) all persons who are initially elected (if elected at a shareholders meeting) or appointed (if filling a vacancy on the Company's Board of Directors) to the





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
Company's Board of Directors as Common Stock Directors (as defined in Article XII, Section 2(b) of the Company's By-laws) and at a time when R.E. Turner owns in excess of 50% of the voting power of all classes of the outstanding Common Stock of the Company; and (ii) all persons who are initially nominated for election (if elected at a shareholders meeting) or appointed (if filling a vacancy on the Company's Board of Directors) by at least a majority of the Common Stock Directors described in (i) then serving on the Company's Board of Directors; and (iii) all persons who are initially nominated for election (if elected at a shareholders meeting) or appointed (if filling a vacancy on the Board) by at least a majority of the Common Stock Directors and persons then serving on the Company's Board of Directors who would constitute Continuing Common Stock Directors under either (i) or (ii). A person shall no longer be a Continuing Common Stock Director after his or her service on the Company's Board of Directors is terminated unless reelected or reappointed in the manner described in (i) - (iii) above. Until Article XII of the Company's By-laws is amended or eliminated in such a way as to eliminate the two classes of the Company's directors, of which Common Stock Directors constitute one, then all Continuing Common Stock Directors must be Common Stock Directors. For purposes of this Section 6.2, reference to the Company or the Company's Board of Directors includes the current corporation on the date hereof and any corporation which is the legal successor to the current corporation by virtue of common stock merger or share exchange, provided that such successor corporation is not the subsidiary of, or 50% or more of its common stock is not beneficially owned by, any person, corporation or legal entity other than R.E. Turner.

         6.3 Termination by Employee for "Good Reason." Employee may terminate his employment hereunder for "Good Reason" (assuming he has not given the Company notice of his intention to terminate pursuant to Section 6.2) within ninety (90) days after the occurrence of any of the following events prior to the end of the Term: (i) Employee is not reelected to or is removed (other than for cause) from any of the offices set forth on Schedule 1.1(a); or
(ii) Employee is not reelected to or is removed (other than for cause) from the Board of Directors of the Company; or (iii) action is taken by the Company or the Board of Directors of the Company that has the effect of divesting Employee, or materially interfering with the exercise by Employee, of authority to perform the Services; or (iv) Employee or the Company's executive offices are relocated more than thirty (30) miles from the Company's current executive offices located at One CNN Center, Atlanta, Georgia; or (v) the Company fails to obtain the written assumption of this Agreement by any successor of the Company or any assignee of all or substantially all of its assets at or prior to such succession or assignment; or (vi) the Company breaches or fails to observe any of the terms of this Agreement in any material respect and fails to cure such breach or failure within ten (10) days after the Company has received written notice thereof from Employee, or any representation or warranty of the Company in this Agreement shall be incorrect in





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any material respect. Notwithstanding anything to the contrary in this
Agreement, Employee shall not be entitled to terminate for Good Reason if the Company at such time is entitled to (and has not otherwise waived its right or indicated its election not to) terminate Employee pursuant to Section 6.1(a) or 6.1(b) unless one hundred twenty (120) days has elapsed since the first date the Company could have terminated Employee pursuant to Section 6.1(a) or 6.1(b).

         6.4 Other Termination by Employee. If Employee's responsibilities no longer include reporting directly to R. E. Turner, Employee may elect to terminate his employment.

         6.5     Termination Date and Notice of Termination.

                 (a) Any termination of Employee's employment by the Company or by Employee (other than termination upon the death of Employee) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

                 (b) "Termination Date" shall mean (i) if Employee's employment is terminated by his death, the date of his death, (ii) if Employee's employment is terminated pursuant to Section 6.1(a) hereof as a result of Employee's total disability, thirty (30) days after Notice of Termination is given (provided that, with respect to a termination pursuant to Section 6.1(a) as a result of Employee's total disability, Employee shall not have returned to the performance of duties on a full-time basis during such thirty (30) day period), (iii) if Employee's employment is terminated pursuant to Section 6.1(b) hereof, the date on which such Notice of Termination is given,
(iv) if Employee's employment is terminated by Employee for "Good Reason" or by the Company pursuant to Section 6.1(c), thirty (30) days after Notice of Termination is given by Employee, and (v) if Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given.

         Section 7.       Compensation Upon Termination
                          or During Disability.

         7.1 Incapacity. During any period in which Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental injury or illness, Employee shall continue to receive his then current full Base Salary, including the minimum increases thereto contemplated in
Section 3.1, for such period until his employment is terminated pursuant to
Section 6.1(a).





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
         7.2 Termination by the Company Due to Death or Total Disability. If Employee's employment is terminated as a result of his death or his total disability under Section 6.1(a), the Company shall, in the case of Employee's death, pay to Employee's wife, or such different person as Employee designates in writing, and, in the case of Employee's total disability, pay to Employee
(a) an amount equal to his then current full Base Salary, including the minimum increases thereto set forth on Schedule 3.2, through the Termination Date and during the remainder of the Four-Year Term, (b) if the Termination Date occurs prior to the end of any LTIP cycle during which Employee is participating in the LTIP, an "Adjusted LTIP Award," which shall consist of an award of cash equal to (i) the amount of cash that would have been awarded to Employee if Employee's Termination Date had coincided with the end of the then current LTIP cycle less (ii) a prorated amount attributable to the unexpired portion of the then current LTIP cycle, and (c) an "Adjusted Annual Bonus," with respect to the fiscal year that includes the Termination Date, which Adjusted Annual Bonus shall consist of an amount equal to the Annual Bonus that would otherwise be due and payable hereunder with respect to such fiscal year multiplied by a fraction, the numerator of which is the total number of days during the fiscal year that Employee was employed hereunder and the denominator of which is 365. In addition to the above payments, if Employee's employment is terminated as a result of his total disability pursuant to Section 6.1(a), the Company shall provide Employee during the remainder of the Four-Year Term with benefits substantially similar to the benefits Employee would be entitled to receive under the Benefit Plans had Employee not been terminated (or, in lieu of providing Employee such benefits, the Company may provide Employee with cash equal to the value of such benefits). Notwithstanding any provision contained herein to the contrary, the Company shall have the right to offset any amount to be paid to or benefit to be provided to Employee by the Company pursuant to clause (a) of this Section 7.2 during any particular month against amounts that will be paid to Employee during such month under the Company's Disability Plan.

         7.3 Termination by Company for Good Cause. If the Employee's employment is terminated for Good Cause pursuant to Section 6.1(b), the Company shall pay Employee his then current full Base Salary through the Termination Date and such other benefits (including stock grants, stock options, LTIP, and Adjusted Annual Bonus) as are otherwise vested and due to Employee as of the Termination Date (calculated as provided in Section 7.2).

         7.4 Termination by Employee After a Change in Control. If Employee terminates his employment pursuant to Section 6.2 following a Change in Control or pursuant to Section 6.4, the Company shall pay Employee all earned and vested rights as of the Termination Date, including, without limitation, his then current Base Salary through the Termination Date, an Adjusted Annual Bonus (calculated as provided in Section 7.2), an Adjusted LTIP Award





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(calculated as provided in Section 7.2) and all vested stock grants or stock options.

         7.5 Termination by Employee with Good Reason or by the Company Pursuant to Section 6.1(c). If Employee shall terminate his employment for Good Reason pursuant to Section 6.3 or the Company shall terminate Employee pursuant to Section 6.1(c), the following provisions shall govern:

                 (i) Base Salary Equivalent. The Company shall pay Employee an amount equal to Employee's Base Salary as shown on
         Schedule 3.2 for the respective years, after the Termination Date for a period equal to the greater of (A) the number of months (and partial months) otherwise remaining in the Four-Year Term as of the Termination Date or (B) thirty-six (36) months from the Termination Date. To any extent that the period in the preceding clause (B) extends past January 1, 1998, the annual amount payable pursuant to this Section 7.5(i) shall be equal to the base salary for 1997 shown on Schedule 3.2. Except as may be elected by either party pursuant to
         Section 9.9, payments pursuant to this Section 7.5(i) shall be at such times and in accordance with such procedures as apply to payments governed by Section 3.


                 (ii) Annual Bonus Equivalent. The Company shall pay Employee an amount equal to Employee's bonus as shown on Schedule 3.2 for the respective years after the Termination Date for a period equal to the greater of (A) the number of months (and partial months) otherwise remaining in the Four-Year Term as of the Termination Date or (B) thirty-six (36) months from the Termination Date, with such Annual Bonus equivalents to be prorated to reflect any partial year falling within the period specified in (A) or (B), as the case may be. To any extent that the period in the preceding clause (B) extends past January 1, 1998, the annual amount payable pursuant to this
         Section 7.5(ii) shall be equal to the bonus amount for 1997 shown on
         Schedule 3.2.

                 (iii) Adjusted LTIP Award. The Company shall pay Employee an Adjusted LTIP Award (calculated as provided in Section 7.2.) if the Termination Date occurs prior to the end of any LTIP cycle during which Employee is participating in the LTIP.

                 (iv) Acceleration of Stock Option Vesting. The Company shall cause the vesting of any Company stock options held by Employee to be accelerated to the Termination Date and provide that Employee shall be entitled to give notice of exercise of all such options for thirty (30) days after the Termination Date.





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                 (v)      Vested Plan Benefits. The Company shall pay or make
         available to Employee all vested benefits accrued or available under any Benefit Plan in accordance with and subject to the terms of such Benefit Plans.

                 (vi) Miscellaneous Health, Death and Disability Benefits. The Company shall provide Employee with life insurance and other death benefits, health and medical benefits and long term disability benefits substantially similar to those benefits provided to Employee prior to the Termination Date under the Benefit Plans on Schedule 7.5(vi) after the Termination Date for a period equal to the greater of (A) the number of months (including partial months) otherwise remaining in the Four-Year Term as of the Termination Date or (B) thirty-six (36) months from the Termination Date.

                 (vii) Supplemental Compensation Benefits. The Company shall provide supplemental compensation benefits (current and deferred) to Employee substantially similar to those provided to Employee under the Benefit Plans listed on Schedule 7.5(vii) (which supplemental benefits shall be determined as if Employee had continued after the Termination Date to receive the same level of total compensation as in effect immediately before the Termination Date) until the end of the period equal to the greater of (A) the number of months (including partial months) otherwise remaining in the Four-Year Term as of the Termination Date or (B) thirty-six (36) months from the Termination Date, and such supplemental benefits shall be provided to him at the same time and in the same manner as a benefit that would be payable to him under each such Benefit Plan had Employee actually continued to work until the end of such period.

                 (viii) Office Space. The Company shall furnish Employee with office space, secretarial assistance and such other facilities and services as are provided to senior executives of the Company for a period of twelve (12) months following the Termination Date; provided, however, the Company shall not be required to continue to provide Employee with the items set forth in this clause (viii) in the event that Employee begins other full time employment during such twelve-month period.

                 (ix) Placement Services. The Company shall provide Employee with the assistance of a nationally recognized executive placement firm for a period of twelve months following the Termination Date; provided, however, the Company shall not be required to continue to provide Employee with such assistance in the event that Employee begins other full time employment during such period.

         7.6 Discontinuation of Benefits. Notwithstanding anything to the contrary in this Agreement, after the Termination Date, the Company shall not be required to continue to provide Employee with any benefits pursuant to
Section 7.5(vi) and (vii) if and to the extent that Employee has obtained new employment and the new employer provides Employee with equal or better coverage at no or comparable cost to Employee. Nothing in this Agreement is intended to permit Employee to receive, after the Termination Date, a greater package of benefits than he would have been entitled to receive during the same period from the Company had his employment not terminated.

         7.7 Conditional Receipt of Benefits. Employee acknowledges and agrees that his right to any compensation or benefits as provided in this Agreement is conditioned on his compliance with all of his obligations in
Section 9. Accordingly, Employee agrees that if he fails to comply with any covenant of his contained in Section 9 (regardless of whether such non-compliance occurs during or after the Term), he will not be entitled to any further payment by the Company of compensation or benefits (including those that have vested as of the date of such non-compliance).

         7.8 No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. Except as otherwise expressly set forth in this
Section 7, no amounts due to Employee by the Company under this Section 7 shall be reduced or offset by any compensation whatsoever received by Employee from any other employment of Employee.

         Section 8. Representations of the Parties. The Company represents and warrants to Employee that (a) this Agreement and the Option Agreement have been duly executed and delivered by the Company, (b) the execution, delivery and performance of this Agreement and the Option Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company including all applicable committees of the Board of Directors or otherwise, (c) this Agreement and the Option Agreement constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, (d) the execution, delivery and performance of this Agreement and the Option Agreement by the Company do not and will not conflict with, violate, or constitute a breach of or default under, (i) the Articles of Incorporation or By-laws of the Company or any of its subsidiaries, (ii) any provision of law or regulations applicable to the Company or any of its subsidiaries, (iii) any provision of any indenture, agreement or other instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or affected, with respect to which any such conflict, violation, breach or default would render this Agreement unenforceable or would have a material adverse effect on the financial condition of the Company or any of its subsidiaries, or (iv) the Company's 1988 Stock Option Plan, (e) the Option Shares are and at all times during the period of the Option Agreement shall be available under the Plan and there is and will be no violation of Section 5(a) of the Plan with respect to the Option Shares, and
(f) the Company has not received any legal advice contrary to the Company's representations and warranties set forth in this Section 8. Employee represents and warrants to the Company that (A) his execution, delivery and performance of this Agreement do not and will not conflict with, violate, or constitute a breach of or default under any provision of law or regulation applicable to him or any provision of any agreement, contract or other instrument to which he is a party or otherwise bound, (B) this Agreement constitutes the legal, valid and binding obligation of Employee, enforceable against Employee in accordance with its terms, and (C) he has not received any legal advice contrary to his representations and warranties set forth in this Section 8.

         Section 9.       Certain Covenants.

         9.1 Definitions. For the purposes of this Agreement, the following definitions shall apply:

                 (a) "Affiliate of the Company" shall mean any corporation, partnership or other entity or enterprise which, directly or indirectly, is controlled by the Company and, if the Company becomes wholly-owned by any other corporation, partnership or other entity or enterprise ("Parent"), then "Affiliate of the Company" shall also include
Parent and any corporation, partnership or other entity or enterprise which, directly or indirectly, controls, is controlled by, or is under common control with the Company or Parent. For purposes of the preceding sentence, the word "control" (including the terms "controlling", "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity or enterprise, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

                 (b) "Business" shall mean, to the extent engaged in by Turner during the Employment Term, and together with any other business engaged in by Turner during the Employment Term, any one or more of the following businesses, provided that such business is a material part of Turner's business at the date of Termination: ownership, creation, production and/or distribution of audio-visual, audio or visual programming, whether fixed on film, videotape or otherwise ("Programming) by any and all means, whether now known or hereafter created, including, without limitation, satellite transmission (of any kind), over-the-air broadcast, VHF or UHF television, microwave, wire, video cassette, radio, computer, telephone or any combination of the foregoing for ultimate viewing by the public (in public or private, with or without charges); ownership and operation of a television station; ownership, operation and distribution of cable television entertainment program services; ownership, operation and distribution of cable television news services; syndication and licensing of films or television Programming; production and/or syndication of theatrical motion pictures; ownership of a professional baseball club; ownership of an interest in a professional basketball club; ownership of an interest in a multimedia sports network; ownership or operation of a sports or entertainment stadium or arena, the sale or marketing of Programming to distributors of Programming, such as cable television system operators, the sale of advertising time in and adjacent to Programming; the merchandising and licensing of consumer products derived from Programming; and the book publishing business.

                 (c) "Competitive Position" shall mean: (i) Employee's direct or indirect equity ownership (excluding equity ownership of less than five percent (5%)) or control of any portion of any entity or enterprise (other than the Company or any Affiliate of the Company) engaged, wholly or partly, in any Business or (ii) any employment, consulting, partnership, joint venture, advisory, directorship, agency, promotional or independent contractor arrangement between Employee and any entity or enterprise (other than the Company or any Affiliate of the Company) engaged, wholly or partly, in any Business whereby Employee is required to or does perform services similar to the "Services" (as defined in Section 1.1) on behalf of or for the benefit of such an entity or enterprise.

                 (d) "Confidential Information" shall mean valuable, non-public, competitively sensitive data and information relating to Turner's business, other than Trade Secrets (as defined in Section 9.1(j).

                 (e) "Employment Term" shall mean the entire duration of Employee's employment with the Company, including Employee's employment prior to and during the Term through the Termination Date.

                 (f) "Employment Territory" shall mean the entire continental United States. Given Employee's high level of executive responsibility with respect to Turner's business and the fact that Turner's business extends throughout the world, Employee acknowledges that Employee will be expected to perform the Services throughout the entire continental United States and beyond.

                 (g) "Parties" shall mean collectively the Company and Employee.

                 (h) "Trade Secrets" shall mean information or data of or about Turner, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributees, or licenses, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of "trade secret" mandated under applicable law, the latter definition shall govern for purposes of interpreting Employee's obligations under this Agreement.

                 (i) "Turner" shall mean, collectively, the Company and all Affiliates of the Company.

                 (j) "Work Product" shall mean work product, property, data, documentation or information or materials prepared, conceived, discovered, developed or created by Employee in connection with performing the Services or any other of his employment responsibilities during the Employment Term.

         9.2 Limitation on Competition. Employee agrees that during the Employment Term, Employee will not, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position (other than action to reject an offer of a Competitive Position) except with the prior written permission of the Company. Employee agrees that Employee will not, anywhere in the Employment Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position (other than action to reject an offer of a Competitive Position and except with the prior written permission of the Company) for a period of twelve (12) months after the Termination Date if Employee is terminated by the Company for Good Cause pursuant to Section 6.1(b)(iii), (v), (vi) or (vii) or Employee terminates his employment pursuant to Section 6.2 or Section 6.3; provided, however, that Employee may accept a Competitive Position or other position in the print media without violating this Section 9.2. There shall be no limitation on competition if either (i) Employee terminates his employment pursuant to Section 6.4 or
(ii) notwithstanding any other provision of this Agreement, the entity controlling the Company after a Change of Control is not a Class C stockholder of the Company as of the date of this Agreement or an entity 100% owned by such a Class C stockholder.

         9.3 Limitation on Soliciting Personnel. Employee agrees that, except to the extent that Employee is required to do so in connection with his employment responsibilities on behalf of the Company or except with the Company's prior, written permission, during the Term, Employee will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any employee, consultant, contractor or other personnel of Turner to terminate, alter or lessen that party's affiliation with Turner or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and Turner. Employee agrees that, unless he has received the Company's prior written permission to do so, Employee will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any "key" (as that term is defined in the next sentence) employee, consultant, contractor or other personnel of Turner residing at the time of the solicitation in the Employment Territory to terminate, alter or lessen that party's affiliation with Turner or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and Turner for a period of twelve (12) months after the Termination Date if Employee is terminated by the Company for Good Cause pursuant to Section 6.1(b)(iii), (v), (vi), or (vii) or if Employee terminates his employment pursuant to Sections 6.2 or 6.3. For purposes of the preceding sentence, "key" employees, consultants, contractors or other personnel are those with knowledge of or access to Trade Secrets and Confidential Information.

         9.4     Trade Secrets and Confidential Information.

                 (a) Rights to Work Product. Except as expressly provided in this Agreement, the Company alone shall be entitled to all benefits, profits and results arising from or incidental to Employee's performance of the Services. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. Section 101 et seq., as amended) and owned exclusively by the Company. Employee hereby unconditionally and irrevocably transfers and assigns to the Company all intellectual property or other rights, title and interest Employee may currently have (or in the future may have) by operation of law or otherwise in or to any Work Product. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all associated rights, exclusively in the Company.

                 (b) Non-disclosure Covenant. Through exercise of his rights and performance of his obligations under this Agreement Employee will be exposed to Trade Secrets and Confidential Information. Employee acknowledges and agrees that any unauthorized disclosure or use of any of the Trade Secrets or Confidential Information would be wrongful and would likely result in immediate and irreparable injury to Turner. Except as required to perform his obligations under this Agreement or except with Company's prior written permission, Employee shall not, without the express prior written consent of the Company, redistribute, market, publish, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly in any way for any person or entity: (i) any Trade Secrets at any time (during or after the Term) during which such information or data shall continue to constitute a "trade secret" under applicable law; and (ii) any Confidential Information during the Term and until the later of (A) for a period of twelve (12) months after the Termination Date if Employee is terminated by the Company for Good Cause pursuant to Section 6.1(b) or if Employee terminates his employment pursuant to Sections 6.2, 6.3 or 6.4; or (B) the last day following the Termination Date on which the Employee is receiving severance benefits under Section 7.5. Employee agrees to cooperate with any reasonable confidentiality requirements of the Company. Employee shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware.

         9.5 Acknowledgment. The Parties acknowledge and agree that the covenants of Employee in this Section 9 (collectively, the "Protective Covenants") are reasonable as to time, scope and territory given Turner's need to protect its substantial investment in its Confidential Information, Trade Secrets and Customer relationships, and particularly given (a) the generous compensation and benefits that are to be provided Employee both before and after the Term, (b) Turner's investment of time, effort and capital in enhancing Employee's business skills and opportunities, (c) the complexity and competitive nature of the Company, and (d) that Employee has sufficient skills to find alternative, commensurate employment or consulting work in Employee's field of expertise that would not entail a violation of the Protective Covenants. The Parties further acknowledge and agree that if the nature of Employee's responsibilities for or on behalf of the Company and the geographical areas in which Employee must fulfill them materially change, the Parties will execute appropriate amendments to the scope of the Protective Covenants. The Parties also acknowledge that the Company shall have the discretion at any point to waive, in writing, Employee's full or partial compliance with any one or more of the Protective Covenants. The Company agrees to make appropriate executive officers available (before and after the Term) to review and discuss the Protective Covenants with Employee. Employee represents and warrants to the Company that during the Employment Term (up to the date of this Agreement) he has not taken any action or failed to take any action that could reasonably be construed as a breach of his covenants in this Section 9 (assuming for purposes of this sentence that the covenants in this Section 9 applied during the duration of the Employment Term).

         9.6 Tolling. The running of the applicable time period of any Protective Covenant shall be tolled: (a) during the continuation of any breach by Employee of the Protective Covenant; and (b) during the pendency of any litigation involving a good faith claim by the Company that Employee has breached the Protective Covenant.

         9.7 Return of Materials. At any point during the Term at the specific request of the Company, or, in any event, as promptly as practicable after Employee's employment hereunder has been terminated Employee will return to the Company all Work

Product (including any copies or reproductions thereof and any materials constituting or containing Trade Secrets or Confidential Information of the Company that are in Employee's possession or control.

         9.8     Remedies.

         (a) Notwithstanding anything to the contrary in this Agreement, in the event of a breach by Employee of any provision of this Agreement, the Company shall have the right to set-off against any sums the Company owes Employee the amount any damages incurred or suffered by the Company as a result of the breach. Any such set-off shall not be presumed to be in full satisfaction of or as liquidated damages for or as a release of any claim for damages against Employee that may accrue to the Company as a result of the breach. Notwithstanding Section 10 below, the Parties further acknowledge that any breach or threatened breach of a Protective Covenant by Employee is reasonably likely to result in irreparable injury to the Company, and therefore, in addition to all remedies provided at law or in equity (which remedies shall be cumulative and not mutually exclusive), Employee agrees that the Company shall be entitled to file suit in a court of competent jurisdiction, to seek a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of the Protective Covenant. The existence of any claim, demand, action or cause of action of Employee against Turner, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of Employee's obligations under this Agreement.

         (b) The payments and benefits provided to Employee pursuant to this Agreement shall constitute Employee's sole and exclusive remedy against the Company in the event of any claim of Employee arising out of any termination of his employment by the Company. The parties agree that such payments and benefits shall constitute liquidated damages for any liability of the Company as a result of such termination, and that the value of such payments and benefits is a reasonable forecast of damages that the Employee would sustain as a result of a wrongful termination of Employee's employment. Accordingly, Employee hereby releases and discharges the Company and any of its past, current or future directors, officers or employees or other personnel from any and all liabilities, whether known or unknown, whether currently existing or arising in the future, relating to or arising out of the termination of Employee's employment with the Company, except for the Company's stated obligations under this Agreement.

         9.9 Cash Out. At the end of the twelve month noncompete period pursuant to Section 9.2, either the Company or the Employee may elect, by notice within thirty (30) days of such date, to pay or receive, as the case may be, the present value of all then remaining cash payments and benefits to be paid or made available to Employee pursuant to this Agreement. The present value shall be calculated by using as a discount factor the yield of U.S. Treasury obligations as of the date such noncompete period ends having maturities most closely approximating the last date on which such cash payments or benefits would otherwise have been paid or made available pursuant to this Agreement. The value of all benefits other than cash payments shall be determined by Towers, Perrin or such other expert in employee benefits as may be acceptable to the parties and such value converted to present value in accordance with this Section 9.9.

         Section 10. Arbitration. Any controversy or claim arising from, out of or relating to this Agreement, or the breach thereof (other than controversies or claims arising from, out of or relating to the provisions in
Section 9), shall be determined by final and binding arbitration in Atlanta, Georgia, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, by a panel of one (1) arbitrator appointed by the American Arbitration Association. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Employee.

         The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:


         /s/ Wayne H. Pace                        /s/ Scott Sassa
         ---------------------------              ---------------------------
         For the                                  Employee
         Company

         Section 11.      Miscellaneous.

         11.1 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Employee and his executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, neither party hereto shall be entitled to assign any of its rights, or delegate any of its duties (except, in the case of Employee, customary delegation of executive authority not inconsistent with this Agreement; and except, in the case of the Company, and subject to Employee's right to terminate pursuant to Section 6.2, to any person or entity acquiring all or substantially all of the assets of the Company), hereunder without the prior written consent of the other party. The Parties intend that each Affiliate of the Company shall be the beneficiary of all the Company's rights under this Agreement.

         11.2 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia.

         11.3 Certain Fees and Expenses. The Company shall pay, following submission of statements therefor, the reasonable fees and expenses of counsel incurred by Employee in connection with the negotiation and preparation of this Agreement and the arrangements contemplated hereby. In the event of any arbitration, litigation or dispute whatsoever arising from a claim brought by Employee to enforce the provisions of Section 7 of this Agreement, if Employee prevails the Company shall pay, or reimburse Employee for, all reasonable legal fees and expenses incurred by Employee in connection with such litigation or dispute. Employee shall be deemed to have prevailed if he substantially obtains the relief sought, either through a judgment or the Company's voluntary action before arbitration (after it is scheduled), trial or judgment.

         11.4 Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.5 Notices. Unless otherwise agreed to in writing by the parties hereto, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered if delivered in person or by telecopy or five (5) business days after being sent by first-class mail, registered or certified, return receipt requested, with proper postage prepaid, and

         (a)     If to Employee, addressed to:

                 Scott M. Sassa
                 Turner Broadcasting System, Inc.
                 One CNN Center
                 Atlanta, Georgia  30348


                 with a copy to:

                 Walter W. Driver, Jr., Esquire
                 King & Spalding
                 191 Peachtree Street
                 Atlanta, Georgia 30303

         (b)     If to the Company, addressed to:

                 Mr. R.E. Turner
                 Chairman and President
                 Turner Broadcasting System, Inc.
                 One CNN Center
                 Atlanta, Georgia  30348

                 with a copy to:

                 Steven W. Korn, Esq.
                 Vice President and General Counsel
                 Turner Broadcasting System, Inc.
                 One CNN Center
                 Atlanta, Georgia  30348
or to such other person or address as shall be furnished in writing by any party to the other prior to the giving of the applicable notice or communication.

         11.6 Schedules. All Schedules to this Agreement are attached and are hereby made a part of this Agreement by this reference.

         11.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         11.8 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

         11.9 Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the Company and Employee intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

         11.10 Waiver. The waiver by either the Company or Employee to this Agreement of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same provision by the other party or a waiver of a breach of another provision of this Agreement by the other party. No waiver or modification of any provision of this Agreement shall be valid unless in writing and duly executed by the party to be charged with the waiver or modification.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                 TURNER BROADCASTING SYSTEM, INC.


                                 By: /s/   Wayne H. Pace
                                    --------------------------------------------
                                    Name:  Wayne H. Pace
                                         ---------------------------------------
                                    Title: Vice President
                                          --------------------------------------



Attest: /s/ Steven W. Korn
       ----------------------------------------
Name:   Steven W. Korn
     ------------------------------------------
Title:  Vice President
      -----------------------------------------



                                  EMPLOYEE


                                  /s/ Scott Sassa
                                  -----------------------------------
                                  Scott M. Sassa

                                SCOTT M. SASSA
                             EMPLOYMENT CONTRACT

                               SCHEDULE 1.1 (a)



Turner Entertainment Group - President
CR Acquisition Co. - Director and President
The Cartoon Network, Inc. - Director and President
The Cartoon Network Limited - Director
Castle Rock Entertainment, Inc. - Director and President
HB Holding Co. - Director
Hanna Barbera Cartoons, Inc. - Vice President
Hanna Barbera Entertainment Co., Inc. - Director
Hanna Barbera Productions, Inc. - Director
NL Acquisition Co. - Director and President
Superstation, Inc. - President
Turner Broadcasting System, Inc. - Director and Vice President
                                   Entertainment Networks
Turner Entertainment Co. - Chairman
Turner Entertainment Networks International Limited - Director Turner Management Co., UK Limited - Director
Turner Management Co., UK Limited - Director
Turner Network Television, Inc. - Director and President Turner Network Television Limited - Director
Turner Pictures, Inc. - Director and President
Turner Publishing, Inc. - Director and President

                                SCOTT M. SASSA
                             EMPLOYMENT CONTRACT

                               SCHEDULE 1.1 (b)



Employee shall be responsible for the day to day operations which will include the hiring and firing of employees, control of creative decisions, and profit and loss responsibility for the following areas:


        Turner Entertainment Networks, which includes TBS, TNT, The Cartoon Network, Turner Classic Movies, TNT Latin America, Cartoon Network Latin America, TNT/Cartoon Network Europe, TNT/Cartoon Network Asia and any additional entertainment based networks.

        TBS Productions, Turner Pictures, Hanna Barbera Productions, Turner Entertainment Company and Hanna Barbera Entertainment Company.

        Turner Home Entertainment, which includes Turner Home Video, Turner Licensing and Merchandising, Turner Publishing, Turner New Media and Turner Interactive.

Employee shall be a member of the management committee that oversees the company's feature film activities.

                                SCOTT M. SASSA
                             EMPLOYMENT CONTRACT

                                 SCHEDULE 3.2


Salary:

        1994 -    $805,000
        1995 -    $845,000
        1996 -    $890,000
        1997 -    $940,000

Bonus:

        1994 -    $645,000
        1995 -    $680,000
        1996 -    $715,000
        1997 -    $750,000

Special Bonus:

            $383,555

Stock Grant:

            16,700 shares Class B common stock

Stock Options -

        500,000 shares Class B common stock at 27-1/8 dollars per share, vesting in four equal installments, 125,000 shares on January 1, 1995 and 125,000 shares on January 1 of each of 1996, 1997 and 1998.

                      AMENDMENT TO EMPLOYMENT AGREEMENT


     This Amendment to Employment Agreement (the "Amendment") is made and entered into as of the 26th day of January, 1994 by and between Scott M. Sassa, an individual resident of the State of Georgia (hereinafter referred to as "Employee"), and Turner Broadcasting System, Inc., a corporation organized under the laws of the State of Georgia (hereinafter referred to as the "Company");

                             W I T N E S S E T H:


     WHEREAS, Employee and the Company are parties to that certain employment agreement of January 1, 1994 (the "Employment Agreement");

     WHEREAS, the parties desire to enter into this Amendment to amend the Employment Agreement so as to accurately reflect their original understanding and intentions with respect to a certain aspect of the Employment Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree to amend the Employment Agreement as follows:

     1. All of the second sentence of Section 3.2 of the Employment Agreement beginning with the underlined phrase "provided, however," is hereby deleted and
                                      ------------------
is replaced with the following: "the provision in the TIP which affords eligible employees the opportunity to earn up to 150% of their Target Award under certain circumstances shall be applicable hereunder. Accordingly, pursuant to TIP, Employee shall be eligible to earn up to 150% of the Annual Bonus set forth on Schedule 3.2 of the Employment Agreement."

     2. Except as expressly amended hereby, the terms and conditions of the Employment Agreement shall remain in full force and effect.

     3. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.



                                  TURNER BROADCASTING SYSTEM, INC.


                                  By:  /s/ Wayne H. Pace
                                      ----------------------------
                                  Its: Vice President - Finance
                                      ----------------------------


ATTEST: /s/ Steven W. Korn
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NAME:   Steven W. Korn
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TITLE:  Vice President
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                                  EMPLOYEE


                                  /s/ Scott M. Sassa
                                  --------------------------------
                                  Scott M. Sassa